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                                                                       EXHIBIT 5
                         [LETTERHEAD OF MATTEL, INC.]


August 6, 1997


Ladies and Gentlemen:

      I am the Assistant General Counsel of Mattel, Inc., a Delaware corporation (the "Company"). I am delivering this opinion in connection with the registration under the Securities Act of 1933, as amended (the "1933 Act"), of 892,748 authorized and issued shares of the Common Stock (the "Shares"), $1.00 par value per share, of the Company to be sold by certain selling stockholders. This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act in connection with the Registration Statement on Form S-3 (the "Registration Statement"), for the aforementioned sale, filed with the Securities and Exchange Commission (the "Commission") under the 1933 Act.

      In rendering the opinion set forth herein, I have made such investigations of fact and law, and examined such documents and instruments, or copies thereof established to my satisfaction to be true and correct copies thereof, as I have deemed necessary under the circumstances.

      Based upon the foregoing and such other examination of law and fact as I have deemed necessary, and in reliance thereon, I am of the opinion that, the Shares were duly authorized and are validly issued, fully paid and non-assessable.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Best regards,

/s/ Leland P. Smith

Leland P. Smith

LPS/Idy